Exhibit 5.1

[BAKER & HOSTETLER LLP LETTERHEAD]

February 11, 2009

Searchlight Minerals Corp.
2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052

Re:  Searchlight Minerals Corp.

Gentlemen:

We have acted as counsel for Searchlight Minerals Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (Registration No. 333-132929, the “Registration Statement”).  The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), of up to 3,115,978 shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”), of the Company, which consist of 3,115,978 shares of Common Stock issued in connection with certain private placements of our securities, that are subject to issuance upon the exercise of certain outstanding stock purchase warrants (the “Warrants”).

In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary.  In addition, we have examined such books and records of the Company, as in our judgment, is necessary or appropriate to enable us to render the opinions expressed below.

We assume for purposes of this opinion that the Shares, which are issuable upon exercise of the Warrants referenced in the Registration Statement (as such terms are described in the Registration Statement) of the Company will be issued in the manner contemplated by the prospectus, which forms a part of the Registration Statement.

We are opining herein only as to the effect of the federal laws of the United States and the General Corporation Law of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Searchlight Minerals Corp.
February 11, 2009

Based upon the foregoing, it is our opinion that Shares are duly authorized and, when issued to the Selling Stockholders in the manner contemplated by the prospectus, which forms a part of the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and the prospectus.  By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP